Exhibit 3.1

KEATING CAPITAL, INC.

AMENDMENT TO THE BYLAWS

WHEREAS, the Company desires to adopt certain revisions to the bylaws of the Company currently in effect (the “Bylaws”) to conform the Bylaws with recent amendments to the Company’s Articles of Incorporation, relating to the Company’s declassification of the Board of Directors, which were approved by the Company’s stockholders on May 21, 2010; and

WHEREAS, pursuant to Article XIV of the Company’s Bylaws, the Board of Directors have the power, at any time, to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors does hereby amend its Bylaws as set forth below effective as of August 5, 2010;

FIRST:  The Bylaws are hereby amended by deleting the existing Section 11 of Article III in its entirety and substituting in lieu thereof a new Section 11 of Article III which reads as follows:

Section 11.        VACANCIES.  If for any reason any or all the Directors cease to be Directors, such event shall not terminate the Company or affect these Bylaws or the powers of the remaining Directors hereunder, if any.  Pursuant to the Company's election in Article IV of the charter of the Company, subject to applicable requirements of the Investment Company Act, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, (a) any vacancy on the Board of Directors may be filled only by a majority of the remaining Directors, even if the remaining Directors do not constitute a quorum, and (b) any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

SECOND:  Except as set forth herein, all other sections and articles of the Company’s Bylaws shall and do remain in full force and effect.

THIRD:  This amendment to the Bylaws has been unanimously approved by the Board of Directors of the Company in accordance with its Bylaws in a meeting held August 5, 2010.

Dated: August 5, 2010